                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        American Diversified Group, Inc.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

         Nevada                                            88-0292161
         ------                                            ----------
(State or other jurisdiction of                          (IRS employer
incorporation or organization)                         identification no.)

110 N. Center St., Suite 202                                28602
        Hickory, NC______                                 (Zip Code)
----------------------------------------
(Address of principal executive offices)

                     Compensation and Consulting Agreements
                     --------------------------------------
                            (full name of the plans)


                                Jerrold R. Hinton
                                -----------------
                         American Diversified Group, Inc.
                         --------------------------------
                        110 North Center Street-Suite 202
                        ---------------------------------
                                Hickory, NC 28601
                                -----------------
                    (Name and address of agent for services)


                                 (704) 322-2044
                                 --------------
          (Telephone number, including area code, of agent for service)


       Approximate Date of Commencement of Proposed Sales under the Plan:
       ------------------------------------------------------------------
                        As soon as practicable after this
                    Registration Statement becomes effective


                            Total Number of Pages: 13
                            -------------------------
             Exhibit Index begins on sequentially numbered page: 11

                         CALCULATION OF REGISTRATION FEE


Title of                            Proposed         Proposed
Securities                          Maximum          Maximum        Amount of
to be               Amount to be    Offering         Aggregate      Registration
Registered          Registered      Price per Share  Offering Price Fee
--------------------------------------------------------------------------------
Common Stock
par value $.001     13,000,000(1)     $.04 (2)       $520,000         $167.75
--------------------------------------------------------------------------------

(1) Represents shares issued pursuant to consulting agreements for continued services by officers, directors, consultants, and counsel to the Registrant, including sales and marketing services for pharmaceutical and medical products and telecommunication products, promotional services with respect to Registrant's business, legal services, consulting services for investors corporate relations, all the foregoing in furtherance of the Registrant's business. Additional shares may be issued to the officers, directors, consultants and counsel under agreements as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on March 27, 1998.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

ITEM 1.           PLAN INFORMATION.

         American   Diversified   Group,   Inc.   (hereinafter   "ADGI"  or  the
"Registrant") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors, consultants and counsel, the Registrant has prepared this post-effective amendment no. 4 to the Form S-8 registration statement to provide for the issuance of shares, as described below.

         The Registrant has agreed to issue two million shares to Emerging Trends Linkages Corp., a New York corporation, upon a performance based arrangement requiring certain additional revenues being generated from Registrant's generic pharmaceutical sales and from Registrant's call-back service.

         In addition, this post-effective amendment to the Registration Statement also provides for the issuance of one million five hundred thousand shares to Higher Ground, Inc., a North Carolina corporation, a consultant to the Registrant in connection with Registrant's efforts to pursue joint ventures with and acquisitions of United States and foreign medical products manufacturers.

         This post-effective amendment to the Registration Statement also provides that Thomas J. Craft, Jr., Esq., who has served as the Registrant's corporate secretary, a director and full time corporate securities counsel, shall be issued a total of two million five hundred thousand shares in consideration for continuing services to Registrant in such capacities and for providing Mr. Craft's staff and consultants for the preparation and review of all contracts and agreements between the Registrant and all third parties, including but not limited to Registrant's acquisition efforts with respect to diagnostic test kit manufacturers and telecommunication service providers.

         Registrant has also included herein one million shares issued to Ashco International Corp., a New York corporation, for services to the Registrant including supervising Registrant's international relations in connection with the Registrant's pharmaceutical and medical products business and its telecommunications business. These services provided by Ashco shall be subject to review by the parties during the thirty day period from the date of this post-effective amendment.

         In addition, Corporate Seminar Advisors, Ltd., a New York corporation, has been issued a total of six million shares for the purpose of providing professional consulting services to the Registrant for the term of one year, including but not limited to follow-up services and expenses after the Registrant's March 12, 1998, Investor Seminar and Conference in New York City, including due diligence efforts for the purpose of pursuing mergers and acquisitions by Registrant as a result of introductions to and by Registrant's management. In connection with the foregoing, Corporate Seminar Advisors, Ltd. shall also be responsible for corporate printing, public relations, shareholder mailings, and due diligence necessary for the Registrant for the period of twelve months.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The Registrant shall provide the Consultants, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 110 North Center Street, Suite 202, Hickory, NC 28601.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1995, and Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

         (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, filed pursuant to
Section 13 or 15(d) of the Exchange Act.

         (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

         (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

     The Registrant has authorized 350,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

     Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of 2.5 million shares of Common Stock, an undetermined number of which shares will be beneficially owned by Mr. Craft's staff, none of whom are affiliates of the Registrant.

ITEM 6.           INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

                  The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or
(ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

                  "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

                  This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e) (ii) below:

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable

ITEM 8.           EXHIBITS:

                  Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

         Exhibit 5         Opinion of Thomas J. Craft, Jr., Esq.

         Exhibit 23 Consent of Thomas J. Craft, Jr., Esq. (Contained in the Opinion)

         Exhibit 23.1 Consent of Grant-Schwartz Associates, Certified Public Accountants

ITEM 9.           UNDERTAKINGS:

         The undersigned Registrants hereby undertakes:

                  (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities
(other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on the 27th day of March, 1998.


                                                           /s/ Jerrold R. Hinton
                                                           By: Jerrold R. Hinton
Title: President, Chief Executive                          Officer and Director



         Pursuant to the requirements of the Securities Act of 1933, as amended, the post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:   Hickory, NC
         March 27, 1998

                                               /s/ Jerrold R. Hinton
                                               By: Jerrold R. Hinton,
                                               Title: President, Chief Executive
                                               Officer and Director



                                               /s/ Thomas J. Craft, Jr.
                                               By: Thomas J. Craft, Jr.
                                               Title: Secretary and Director

                                      EXHIBIT INDEX

EXHIBIT NUMBER                              ITEM

         5                 Opinion of Thomas J. Craft, Jr., Esq.

         23                Consent of Thomas J. Craft, Jr., Esq. (Contained in
                           Opinion)

         23.1              Consent of Grant-Schwartz, Associates, Certified
                           Public Accountant